Exhibit 99.1

PAINCARE HOLDINGS REPORTS SECOND QUARTER

AND YTD 2006 RESULTS

Revenues Rise 56% to $47 Million in First Six Months of 2006

Compared to $30 Million for Same Six Months in Prior Year

Company Posts $11.1 Million in GAAP Net Income

and $6.2 Million in Non-GAAP Net Income for six months

Teleconference and Webcast Scheduled for this Afternoon at 4:15 PM Eastern

Orlando, FL – (PR NEWSWIRE) – August 10, 2006 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today announced results for the three and six months ended June 30, 2006.

Financial Highlights for the Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005 (restated):

•	Revenues increased 56% to $46.9 million from $30.1 million.

•	Organic revenue growth at those practices owned and/or managed by PainCare for at least one year grew 9%.

•	On a Non-GAAP basis, net income rose 17% to $6.2 million from $5.3 million.

•	Non-GAAP diluted earnings per share remained unchanged at $.09.

•	Net income on a GAAP basis was $11.1 million, compared to a net loss on a GAAP basis of $16.7 million.

•	GAAP earnings per fully diluted common share rose to $0.16 from a GAAP loss per fully diluted common share of $0.37.

•	Cash flow from operations totaled $1.8 million for the current six month reporting period.

•	As of June 30, 2006, the Company had approximately $6.2 million in cash, approximately $26.3 million in receivables, and approximately $129.9 million in total stockholders’ equity.

Financial Highlights for the Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005 (restated):

•	Revenues increased 48% to $23.6 million from $15.9 million.

•	Organic revenue growth at those practices owned and/or managed by PainCare for at least one year grew 10%.

•	On a Non-GAAP basis, net income declined 13% to $2.8 million from $3.2 million.

•	Non-GAAP diluted earnings per share remained unchanged at $.05.

•	Net loss on a GAAP basis was $806,000, compared to net income on a GAAP basis of $11.1 million.

•	GAAP loss per fully diluted common share was $0.01 compared to GAAP earnings per fully diluted common share of $0.18.

“PainCare continues to demonstrate that it can generate solid, consistent growth, further underscoring the strength of our business model,” stated Randy Lubinsky, CEO of PainCare. “As a result, we are confident that our sound operating strategies, focused on enhancing organic growth of our affiliated practices, positions us well for continued top- and bottom-line growth well into the foreseeable future.”

“Despite enduring very heavy legal, accounting and Sarbanes-Oxley compliance costs, PainCare has persevered and delivered yet another outstanding quarter, marked by record revenues and very strong positive cash flow. Looking ahead, it is our objective to persist in identifying opportunities to further strengthen our balance sheet while promoting even more aggressive organic growth initiatives in our practices and ancillary businesses,” added Mark Szporka, Chief Financial Officer of PainCare.

The Company’s management team will host a teleconference this afternoon beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-257-6566 or via the Internet at www.paincareholdings.com. For those unable to participate at that time, a replay of the webcast will be available for 90 days on www.paincareholdings.com.

To supplement PainCare’s consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), PainCare provides non-GAAP net income (loss) and non-GAAP net income (loss) per share data. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

PainCare’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain charges, gains and tax effects that may not be indicative of our core business operating results. PainCare believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing PainCare’s performance. We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Non-GAAP measures are reconciled to comparable GAAP measures in the table entitled “Reconciliation of GAAP to Non-GAAP Results” following the text of this press release.

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices and ambulatory surgery centers, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its majority-owned subsidiary, Amphora, the Company is also engaged in providing advanced Intraoperative Monitoring (IOM) and interpretation services to hospitals and surgeons; and through its wholly owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services. For more information on PainCare Holdings, please visit www.paincareholdings.com.

FINANCIAL CHARTS TO FOLLOW

PAINCARE HOLDINGS, INC.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2006 and 2005 (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
		(As restated)		(As restated)
Revenues:
Pain management	$12,485,143	$9,794,283	$25,714,642	$19,055,347
Surgeries	1,604,047	2,301,230	3,485,077	3,705,033
Ancillary services	9,502,122	3,792,340	17,700,067	7,364,213

Total revenues	23,591,312	15,887,853	46,899,786	30,124,593

Cost of revenues	5,370,006	2,434,558	10,110,740	5,015,781

Gross profit	18,221,306	13,453,295	36,789,046	25,108,812

General and administrative expense	15,455,145	981,758	28,061,948	26,316,057
Amortization expense	626,074	285,131	1,117,405	532,899
Depreciation expense	548,095	241,526	1,171,595	505,877

Operating income (loss)	1,591,992	11,944,880	6,438,098	(2,246,021)

Interest expense	2,095,721	1,292,490	4,027,915	2,191,410
Derivative expense (benefit)	(98,396)	(4,992,151)	(10,492,951)	13,246,747
Other income	311,428	114,361	453,537	143,383

Income (loss) before income taxes	(93,905)	15,758,902	13,356,671	(17,540,795)

Provision (benefit) for income taxes	315,717	4,551,003	1,504,324	(985,062)

Income (loss) before minority interests	(409,622)	11,207,899	11,852,347	(16,555,733)

Minority interests in net earnings of consolidated subsidiaries	396,469	97,072	770,339	97,072

Net income (loss)	$(806,091)	$11,110,827	$11,082,008	$(16,652,805)
Basic income (loss) per common share	$(0.01)	$0.22	$0.18	$(0.37)

Basic weighted average common shares outstanding	64,482,619	51,621,811	63,011,366	44,412,972

Diluted income (loss) per common share	$(0.01)	$0.18	$0.16	$(0.37)

Diluted weighted average common shares outstanding	64,482,619	61,803,873	71,718,631	44,412,972

See accompanying notes to consolidated financial statements.

Reconciliation of GAAP to Non-GAAP Results

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Non-GAAP Net Income
Reported Net Income (GAAP basis)	$(806,091)	$11,110,827	$11,082,008	$(16,652,805)
Equity-based compensation expense(1)	899,939	-6,161,631	1,182,015	11,977,159
Derivative expense (benefit)(2)	(98,396)	(4,992,151)	(10,492,951)	13,246,747
Amortization of debt discount(3)	872,990	741,460	1,722,368	1,212,301
Non recurring expenses(4)	2,539,950	0	3,630,340	0
Income tax effect of non-GAAP adjustments(5)	(634,988)	2,466,003	(907,585)	(4,464,062)

Non-GAAP net income	2,773,404	3,164,508	6,216,195	5,319,340
Non-GAAP Net Income Per Diluted Share
Impact of assumed conversions interest expense, net of tax	129,375	189,569	258,750	189,569

Net income available to common shareholders plus assumed conversions (Non-GAAP basis)	$2,902,779	$3,354,077	$6,474,945	$5,508,909

Non-GAAP net income per diluted share	$0.05	$0.05	$0.09	$0.09

Shares used in diluted shares calculation	64,482,619	61,803,873	68,959,182	59,005,036

1.	During the quarter ended March 31, 2005 the Company recorded non-cash compensation expense using the intrinsic value method for the variable option plan. During the quarter ended March 31, 2006 the Company recorded non-cash compensation expense using FAS 123R.
2.	The Derivative expense (benefit) is associated with the convertible debentures and reflects the non-cash fair value adjustments of the host instrument and the embedded conversion feature using FAS 133 and EITF 00-19.
3.	Amortization of debt discount reflects the non-cash amount of interest expense associated with the convertible instruments under FAS 133 and EITF 00-19.
4.	Non-recurring expenses includes certain audit, consulting, and legal fees incurred as a result of the restatement and class action lawsuits. Additionally, the initial non-recurring Sarbanes-Oxley implementation fees are excluded.
5.	The tax rate applied is the effective rate. The Derivative expense (benefit) and associated interest is a permanent difference for tax purposes and is excluded in the tax calculation.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Suzanne Beranek

at 407.475.0763 or via email at suzanne@beranekcommunications.com

Investor/Shareholder Relations

Dodi Handy, Elite Financial Communications Group, LLC

at 407-585-1080 or via email at prz@efcg.net